Issuer Free Writing Prospectus Dated February 14, 2013 Filed Pursuant to Rule 433 Registration No. 333-181594

Safe Harbor This presentation contains forward-looking statements. All statements other than statements of historical facts contained in this presentation, including statements regarding Professional Diversity Network’s (“PDN” or the “Company”) future results of operations and financial position, including preliminary financial results for the nine months ended September 30, 2012, financial targets, business strategy, plans and objectives for future operations, are forward-looking statements. The Company has based these forward-looking statements largely on its current estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs as of the date of this presentation. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in the Company’s preliminary prospectus and filings with the Securities and Exchange Commission (the “SEC”). Moreover, the Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, the Company undertakes no obligation to update publicly any forward- looking statements for any reason after the date of this presentation, to conform these statements to actual results or to changes in the Company’s expectations. The Company’s preliminary prospectus and filings with the Securities and Exchange Commission are available to you and you should read the documents the Company has filed with the SEC for more complete information about the Company. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. 2

Free Writing Prospectus Statement We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated February 13, 2013, is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1546296/000119312513055684/d466908ds1a.htm. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com; or Merriman Capital, Inc., Prospectus Department, 600 California St., 9th Floor, San Francisco, CA 94108; telephone: (415) 248-5683. 3 This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

Issuer Professional Diversity Network Offering Type Initial Public Offering Proposed Listing/Ticker NasdaqCM: IPDN Offering Size 1,820,000 shares (15% over-allotment option) Expected Pricing Range $10—$12 Use of Proceeds 15% Sales and Marketing25% Product Development40% Strategic Acquisitions20% Future growth opportunities which may include additional investments in sales and marketing, products and/or strategic acquisitions and for general working capital Sole Book-runner Aegis Capital Corp. Co-Manager Merriman Capital, Inc. Offering Summary 4

Why PDN 5 LinkedIn’s Diversity Recruitment Alliance Partner Gross profit margins supporting an operating profit margin 45%, profitable the previous 6 years Online recruitment revenue growth is estimated to increase from $2.54 billion in 2011 to 5.59 billion in 2014 We estimate, based upon PDN management’s opinion, online diversity recruitment spending to be $350 Million in 2013 Seasoned management team committed to the future success of the company Over 2,000,000 Registered Members across our networks The advent of a multicultural majority Cultural networking is empowered via authentic online engagement, intimacy, and trust

PDN & LinkedIn Diversity Recruitment 6

Professional Networking Communities Harnessing the Natural Affinity of Culture and Race 7 iHispano.com – Latino Professional Networking Community with over 1,000,000 Members

PDN Affinity Networking Communities 8

Professional Diversity Network Overview Diversity recruitment has intensified as the nation transforms to a multicultural society Business necessity for a workforce that reflects the diversity of America Obama Administration diversity recruitment initiatives and enhanced compliance efforts of OFCCP 9 Market Opportunity Profitable Product Solutions Future High Growth Strategy Job Postings including compliance driven unlimited postings subscription pricing options Online Diversity Recruitment Media targeted using proprietary diverse job seeker data Diversity Talent Recruitment Online Professional Networking Communities for Corporations Leverage LinkedIn alliance Consolidate a highly fragmented industry sector As the nation becomes more diverse and diverse communities mature in education attainment and earning power, multicultural talent will become even more critical to corporate success Education 2 Career business unit generating $1.4 million annually with growth opportunities by connecting diverse job seekers with employers

Diversity Recruitment Products & Pricing SMB – Government – Government Contractors – Enterprise Companies $395 for a single job posting $950 to $78,500 for subscription postings, based on number of employees $1,450 to $169,500 diversity best practices recruitment solution 10 Job Postings Recruitment Media Diversity Recruitment email products $9 CPM for Run of Network $18 CPM for Run of Network targeted by industry and geography $25 CPM for site specific recruitment media Dedicated recruitment email marketing $75 CPM Newsletter recruitment email marketing $25 CPM Job Alert email banners targeted by industry and geography $50 CPM

Diversity Solution Example 11 Solution for a company with 18,000 employees: $59,500

PDN Amplifies Cultural Professional Networking Membership Growth 12 (CHART) Source: Google Analytics 97,000 314,855 1,007,414 1,723,634 Other PDN sites launched Q3 2011 Members

What is the largest contributor to American workforce growth? 13 Market Drivers

“10.5 million workers will join the U.S. labor force from 2010 to 2020. 74% of them will be Hispanic” 14 Diversity

August 18, 2011 By Order of The President of the United States Our Nation derives strength from the diversity of its population and from its commitment to equal opportunity for all. We are at our best when we draw on the talents of all parts of our society, and our greatest accomplishments are achieved when diverse perspectives are brought to bear to overcome our greatest challenges. A commitment to equal opportunity, diversity, and inclusion is critical for the Federal Government as an employer. By law, the Federal Government’s recruitment policies should “endeavor to achieve a work force from all segments of society.” (5 U.S.C. 2301(b)(1)). As the Nation’s largest employer, the Federal Government has a special obligation to lead by example. Attaining a diverse, qualified workforce is one of the cornerstones of the merit-based civil service. To realize more fully the goal of using the talents of all segments of society, the Federal Government must continue to challenge itself to enhance its ability to recruit, hire, promote, and retain a more diverse workforce. Further, the Federal Government must create a culture that encourages collaboration, flexibility, and fairness to enable individuals to participate to their full potential. By this order, I am directing executive departments and agencies (agencies) to develop and implement a more comprehensive, integrated, and strategic focus on diversity and inclusion as a key component of their human resources strategies. The Federal Government requires diverse hiring practices by Federal agencies and Federal Contractor and Subcontractors.

94 of the Fortune 100 feature diversity hiring on their online career center 16

17 “The McGraw-Hill companies have worked with iHispano since 2005 to increase their diversity talent pipeline of candidates, and Professional Diversity Network is our go-to solution to build a diverse work environment.” Peter Castillo Senior Director, Talent Acquisition Inclusion & Diversity at The McGraw-Hill Companies “Diversity is a core value of The McGraw-Hill Companies, and our commitment to a diverse work environment spans generations. Today, our reputation for integrity, quality and innovation depends on our ability to transform the diverse experiences, perspectives and ideas of our employees into outstanding information services and analysis that meet the financial, education and business needs of our customers worldwide. I believe that we are at our best when the men and women of The McGraw-Hill Companies work and thrive in a dynamic environment where inclusion is encouraged, differences are respected, and diversity is of paramount importance.” Harold McGraw III Chairman, President and CEO Proven Solution

Product 18 What is the best way to recruit professionals today?

Professional Networking is amplified within cultures, races and affinity groups 19 Diversity Professional Networking The Professional Diversity Network Single source diversity recruitment strategy Seven online professional diversity networks Diversity recruitment advertising distribution 50+ non-profits and organizations Job postings integrated into the social graph Diversity recruitment branding OFCCP recruitment component

Professional Networking Platform Optimized for Mobile Devices 20

PDN Affinity Networking Communities 21

Login Page 22

23 Profile Page

24 Job Search

Online Professional Networking Growth 25 Source: Jobvite Social Recruiting Survey 2010 89% of companies surveyed are using or planning to use social networking tools for recruitment Companies are increasing their spend on social networks for hiring

PDN Product Platform 26 Semantic Matching and Search Job Scrapes Job Feeds & Posts Resume Parsing Social Integration CMS Salesforce DB & CRM Reporting Jobs People Groups SMBs to Fortune 100 Companies Diverse Professionals Candidates Professional Networking Services

Management Team

Board of Directors

Operating Margin – 45% Strong Cash Position—FCF 93.5% Highly Liquid—Current Ratio 12.9 Solid Balance Sheet—Return on Assets 37.8 Online recruitment market is estimated to increase from 2.54 billion in 2011 to 5.59 billion in 2014 29 Financial Snapshot For the Nine Months Ended September 30, 2012: Financial Highlights

Financial Statements Financial Statements 30

Capitalization Table 31 * Promissory notes in the aggregate principal plus accrued interest of $1,626,156 as of December 31, 2012. Professional Diversity Network Pre-Money Shares OutstandingFully Diluted* Pro Forma % Fully Diluted* Post Offering Pro Forma % Post Offering Debt 147,832 4.0%—0.0% Common Stock 3,487,847 96.0% 3,635,679 66.64% Warrants—0.0%—0.0% Options—0.0%—0.0% IPO Investors — 1,820,000 33.36% Total Capitalization 3,635,679 100% 5,455,679 100%

Professional Diversity Network Comps 32 Source: CapitalIQ as of February 8, 2013 Company Profile Symbol Price Market Cap (mm) EV (mm) P/S(TTM) PE(TTM) Earnings (TTM) LinkedIn Corporation Online professional network LNKD $124.09 $13,333 $12,584 12.9 816.5 21.6 Monster Worldwide, Inc. Online employment solutions MWW 5.44 637 653 0.7 12.6 48* Dice Holdings, Inc. Web based recruiting DHX 9.57 561 564 2.9 16.2 38.1 Market Leader, Inc. SAS for real estate LEDR 8.23 218 196 4.6 — Zillow, Inc. SAS for real estate Z 36.71 1,227 998 9.8 210.9 6.3 Salesforce.com, inc Cloud-based human resources CRM 170.05 24,889 24,862 8.7 — Workday, Inc. Cloud-based human resources WDAY 51.08 8,479 7,709 32.8 — Move, Inc. Online network of Websites MOVE 9.59 377 346 1.8 57.7 8 Median 6.7 57.7 Mean 9.6 222.78 *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations *Does not include one time non-recurring events from discontinued operations

Use of Proceeds 15% Sales and Marketing – Grow affinity communities 25% Product Development – Continued product development 40% Strategic Acquisitions – Accretive strategic opportunities 20% Future growth opportunities – Additional allocations 33

Investment Highlights 34 PDN is a leader in the diversity recruitment space Positioned to consolidate fragmented diversity recruitment Gross profit margins supporting an operating profit margin 45%, profitable the previous 6 years Professional networking platform, social recruitment, leading technology Experienced management team committed to success Attractive valuation relative to peers